EXHIBIT 99.1

May 19, 2011	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES FIRST QUARTER RESULTS
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported sales and earnings for its 16-week first quarter ended April 23, 2011. In summary, Flowers Foods:
•	Achieved $.45 diluted earnings per share compared to $.44 in the first quarter last year. Excluding charges related to a bakery closure and a pending merger, earnings per share increased 13.6% to $.50.
•	Reported a sales increase of .9% compared to first quarter last year.
•	Generated cash flow from operations of $72.6 million.
•	Outlined long-term growth goals at a March analyst event.
•	Announced an all cash merger agreement with Tasty Baking Company.
“The first quarter of 2011 was eventful for Flowers Foods,” said George E. Deese, Chairman of the Board and Chief Executive Officer. “We achieved a modest sales increase and solid growth in earnings per share, excluding one-time charges. At our analyst event in March, we reset our growth targets, anticipating that ongoing industry consolidation will bring greater opportunity for mergers and acquisitions. In April, we announced the merger agreement with Tasty Baking, which will strengthen our snack cake business and extend the geographic reach of our Nature’s Own brand and other fresh bakery foods.
“As the year unfolds, we expect to grow sales as we reach new customers, new markets, and take advantage of opportunities presented with the Tasty merger. Our focus is on improving operations and increasing prices to offset higher costs, managing our core business to maintain share and volume, completing the Tasty merger and planning for a smooth integration, and exploring growth opportunities,” Deese said.
First Quarter 2011 Results
For the 16-week first quarter of 2011, sales increased .9% to $801.8 million compared to $795.0 million in last year’s first quarter. The sales increase was attributable to favorable net pricing/mix of 2.1%, partially offset by decreased volume of 1.2%. The price/mix increase was driven primarily by price across all categories. Volume was impacted by lower-than-planned sales in the branded retail and foodservice channels.

DSD Segment: During the quarter, the company’s direct-store-delivery (DSD) sales increased .1%. This increase consisted of positive net pricing/mix of 1.9%, partially offset by a volume decline of 1.8%. As a result of the positive price/mix, dollar sales in the branded retail channel increased quarter over quarter. The volume decline was primarily the result of decreases in the branded retail and foodservice channels, partially offset by increases in the store brand channel. Volume declines in white bread and soft variety bread resulted in lower branded volume, while declines in quick-serve and other restaurants primarily caused lower foodservice volume.
Warehouse Delivery Segment: Sales in the warehouse delivery segment increased 4.1% due to positive net pricing /mix, with volume being flat quarter over quarter. This increase was driven mainly by increases in store brand cake and, to a lesser extent, higher foodservice sales.
Net income for the quarter was $41.2 million, an increase of 1.2% over the $40.7 million reported for the first quarter of fiscal 2010. Diluted earnings per share was $.45, a 2.3% increase over the $.44 diluted earnings per share reported for last year’s first quarter. We incurred costs, net of operational savings, of $4.2 million, net of tax, or $.05 per diluted share relating to the closure of a bakery and the impending merger with Tasty Baking. We expect the effect of the bakery closure on the full year to be neutral to slightly dilutive.
Gross margin as a percent of sales for the quarter increased 80 basis points to 48.6% compared to 47.8% in the prior year’s first quarter. This increase was due primarily to a decrease in ingredient costs as a percent of sales, partially offset by increases in packaging and workforce-related costs as a percent of sales. Net of operational savings, costs associated with the bakery closure negatively impacted gross margin $2.8 million, or 30 basis points as a percent of sales.
Selling, distribution, and administrative costs as a percent of sales for the quarter were 37.4% compared to 36.8% in the same quarter last year. Costs associated with the closed bakery, net of operational savings, and the pending merger negatively impacted selling, distribution, and administrative costs $3.1 million, or 40 basis points as a percent of sales.
Depreciation and amortization expenses for the quarter increased 30 basis points as a percent of sales compared to last year’s first quarter due to equipment placed in service during the second half of 2010 and accelerated depreciation of $.6 million on certain equipment related to the plant closure. Net interest income for the quarter was $.6 million higher than last year’s first quarter due to lower interest expense as a result of less debt outstanding. The effective tax rate for the quarter was 35.0% as compared to 35.6% in the first quarter last year. The full-year tax rate is expected to be approximately 35.0% to 35.5%.
Operating margin as a percent of sales for the quarter was 7.7% compared to 7.8% in last year’s first quarter. The bakery closure costs, net of operational savings, and merger-related costs negatively affected operating margin $6.5 million, or 80 basis points as a percent of sales. EBITDA as a percent of sales for the first quarter was 11.2% compared to 11.0% for the same quarter last year. The bakery closure, net of operational savings, and merger-related costs negatively affected EBITDA $5.9 million, or 70 basis points as a percent of sales.
During the quarter, the company invested $22.1 million in capital improvements and paid dividends of $18.1 million to shareholders. The company also acquired 695,403 shares of its common stock under its share repurchase plan for $18.0 million, an average of $25.93 per share. Since the inception of the share repurchase plan, the company has acquired 24.9 million shares of its common stock for $422.2 million, an average of $16.96 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
Fiscal 2011 Guidance
Regarding guidance for fiscal 2011, Deese said the company continues to expect sales growth of 3.0% to 6.0%, excluding future acquisitions or mergers, and diluted earnings per share growth of 5.0% to 10.0%. Capital expenditures for fiscal 2011 still are expected to be $90 million to $100 million. This guidance excludes the impact of the Tasty merger.
Long-Term Goals
At an analyst event in March, the company reset its long-term goals, anticipating annual sales growth of 5% to 10% (including acquisitions), including 3% to 5% organic growth and 2% to 5% growth through acquisitions. Over the long term, the company projects double-digit earnings per share growth and EBITDA margin of 11% to 13%.
Flowers/Tasty Merger
The company said it expects to complete its merger with Tasty Baking in the second quarter. In April, Flowers Foods and Tasty Baking announced a definitive merger agreement whereby Flowers will acquire all of the outstanding shares of Tasty Baking common stock for $4.00 per share in cash for a total purchase price of approximately $165 million, including Tasty Baking existing indebtedness. The transaction is expected to strengthen Flowers’ snack cake business through the addition of the iconic

Tastykake snack cake brand and expand Flowers’ geographic reach, immediately adding more than 24 million consumers who are contiguous to Flowers’ current footprint. Tasty Baking is expected to add approximately $115 million to $125 million to Flowers’ 2011 sales, contribute approximately $10 million to $12 million to 2011 EBITDA, and be neutral to slightly accretive to 2011 earnings per share, excluding one-time costs of the transaction. Flowers expects Tasty Baking to add approximately $210 million to $225 million to Flowers’ 2012 sales, contribute approximately $25 million to $30 million to 2012 EBITDA, and contribute approximately $.06 to $.09 per diluted share.
Dividend
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its first quarter 2011 conference call over the Internet at 8:30 a.m. (Eastern) on May 19, 2011. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 39 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Investor Contact: Marta J. Turner (229) 227-2348
Media Contact: Keith Hancock (229) 227-2380

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	04/23/11	04/24/10
Sales	$801,825	$795,026
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	412,258	414,798
Selling, distribution and administrative expenses	300,057	292,551
Depreciation and amortization	27,992	25,637

Income before interest and income taxes (EBIT)	61,518	62,040
Interest income, net	1,762	1,131

Income before income taxes (EBT)	63,280	63,171
Income tax expense	22,119	22,484

Net income	$41,161	$40,687

Diluted earnings per share amounts:
Net income	$0.45	$0.44

Diluted weighted average shares outstanding	90,987	92,204

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	04/23/11	04/24/10
Sales:
Direct-Store-Delivery	$646,850	$646,174
Warehouse Delivery	154,975	148,852

	$801,825	$795,026

EBITDA:
Direct-Store-Delivery	$86,086	$80,785
Warehouse Delivery	17,387	19,069
Flowers Foods	(13,963)	(12,177)

	$89,510	$87,677

Depreciation and Amortization:
Direct-Store-Delivery	$21,867	$20,102
Warehouse Delivery	6,056	5,536
Flowers Foods	69	(1)

	$27,992	$25,637

EBIT:
Direct-Store-Delivery	$64,219	$60,683
Warehouse Delivery	11,331	13,533
Flowers Foods	(14,032)	(12,176)

	$61,518	$62,040

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

04/23/11
Assets
Cash and Cash Equivalents	$8,667
Other Current Assets	307,863
Property, Plant & Equipment, net	600,313
Distributor Notes Receivable (includes $12,704 current portion)	105,044
Other Assets	18,547
Cost in Excess of Net Tangible Assets, net	295,341

Total Assets	$1,335,775

Liabilities and Stockholders’ Equity
Current Liabilities	$231,323
Bank Debt (includes $26,250 current portion)	108,750
Other Debt and Capital Leases (includes $2,847 current portion)	10,953
Other Liabilities	186,545
Stockholders’ Equity	798,204

Total Liabilities and Stockholders’ Equity	$1,335,775

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

For the 16 Week
Period Ended
04/23/11
Cash flows from operating activities:
Net income	$41,161
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	7,964
Changes in assets and liabilities	23,429

Net cash provided by operating activities	72,554

Cash flows from investing activities:
Purchase of property, plant and equipment	(22,058)
Other	(3,916)

Net cash disbursed for investing activities	(25,974)

Cash flows from financing activities:
Dividends paid	(18,078)
Stock options exercised	1,007
Income tax benefit related to stock awards	577
Stock repurchases	(18,029)
Decrease in book overdraft	(2,604)
Proceeds from debt borrowings	93,500
Debt and capital lease obligation payments	(101,041)

Net cash disbursed for financing activities	(44,668)

Net increase in cash and cash equivalents	1,912
Cash and cash equivalents at beginning of period	6,755

Cash and cash equivalents at end of period	$8,667

Flowers Foods
Reconciliation of GAAP to Non-GAAP Measures
(000’s omitted)

	Reconciliation of Earnings per Share
	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	April 23, 2011	April 24, 2010
Earnings per diluted share	$0.45	$0.44
Bakery closure costs, net of operational savings	0.04	—
Costs of pending merger	0.01	—

Adjusted earnings per diluted share	$0.50	$0.44

	Reconciliation of Gross Margin
	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	April 23, 2011	April 24, 2010
Sales	$801,825	$795,026
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	412,258	414,798

Gross Margin excluding depreciation and amortization	389,567	380,228
Less depreciation and amortization for production activities	19,184	17,728

Gross Margin	$370,383	$362,500

Depreciation and amortization for production activities	$19,184	$17,728
Depreciation and amortization for selling, distribution and administrative activities	8,808	7,909

Total depreciation and amortization	$27,992	$25,637

	Reconciliation of Net Income to Adjusted EBITDA
	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	April 23, 2011	April 24, 2010
Net income	$41,161	$40,687
Income tax expense	22,119	22,484
Interest income, net	(1,762)	(1,131)
Depreciation and amortization	27,992	25,637

EBITDA	89,510	87,677

Bakery closure costs net of operational savings and costs of pending merger	5,949	—

Adjusted EBITDA	$95,459	$87,677

Flowers Foods
Sales Bridge

		Net	Total Sales
For the 16 Week Period Ended 04/23/11	Volume	Price/Mix	Change
Direct-Store-Delivery	-1.8%	1.9%	0.1%

Warehouse Delivery	0.0%	4.1%	4.1%

Total Flowers Foods	-1.2%	2.1%	0.9%